Exhibit 10.49

2012 Bonus Plan

Each year the Company implements annual incentive bonus programs for its employees intended to reward them only if the Company achieves specific quantitative goals, aligned with driving significant operational performance to increase stockholder value. On February 1, 2012, the Committee approved the Company’s 2012 annual bonus scheme (the “2012 Bonus Plan”) covering almost half of the Company’s employees, including the Company’s named executive officers. The 2012 Bonus Plan offers employees an opportunity to receive a bonus equal to a percentage of their base salary. The percentages range from 5 - 100% of base salary (depending on employee level) for on-target performance of a number of performance targets, with a potential maximum payment of double the on-target percentage payable. Employees also have the opportunity to earn up to 1.5 times the calculated bonus amount depending on the employee’s performance during the year.

In order for any bonuses to be payable, the Company is required to achieve a qualifying financial performance target. If the qualifying target is not achieved, no bonus payments will be made under the 2012 Bonus Plan. If the qualifying target is achieved, bonuses would be payable according to achievement against the Company performance targets, together with a personal performance multiplier based on achievement of individual targets over the course of the year. The performance metrics for the named executive officers are: (i) OCF, being operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges; (ii) customer satisfaction; (iii) customer lifetime value as measured by consumer cable customer average revenue per unit, churn reduction and net cable additions; (iii) Virgin Media Business revenue and (iv) growth in net mobile services in cable homes. Subject to the achievement of the performance conditions, bonuses will be paid on aor around March 31, 2013. Ten percent of any bonus payable to the Company’s named executive officers in March 2012 will be deferred for twelve months and paid in the form of performance shares. Named executive officers may also elect to defer a greater amount than 10% of their bonus into performance shares. These performance shares (which are not subject to performance conditions) will be awarded on the date on which the remainder of the bonus is paid and will vest on the first year anniversary thereof. Payments made under the 2012 Bonus Plan will be approved by the Committee.